Exhibit 10.4

SERVICE AGREEMENT

This Service agreement (“Agreement”) is executed on June 14, 2012 in Dubai between:

1.                                      Amira Nature Foods Ltd., having its principal place of business at 29E, A.U. Tower, Jumeirah Lake Towers, Dubai, UAE, through its Chief Financial Officer, Mr. Ritesh Suneja, hereinafter referred to as “Amira,” which expression, unless repugnant to context thereof, shall mean and include its successors and assigns; and

2.                                      Karan A. Chanana, S/o Mr. Anil Chanana, a resident of Flat No. Al Nabat 707, Palm Jumeirah, Dubai, UAE. Hereinafter referred to as “KAC,” which expression, unless repugnant to context thereof, shall mean and include his legal heirs, representatives and assigns, of the Second Part.

Amira and KAC are hereinafter individually referred to as a “Party” and collectively as the “Parties.”

Whereas:-

1.                                      Amira is a limited company organized under the laws of the British Virgin Islands. Amira is engaged in the business of trading in packaged rice and other foods.

2.                                      Amira offered whole time employment as Chairman of the Board and Chief Executive Officer of Amira and KAC is agreeable to accept appointment and render services as Chairman of the Board and Chief Executive Officer under supervision of the Board of Directors of Amira (the “Board”).

NOW THIS AGREEMENT WITNESSETH AS UNDER:

ARTICLE I:  APPOINTMENT OF KAC

1.1                               Amira hereby appoints KAC as Chairman of the Board and Chief Executive Officer of Amira on the terms and conditions stated in this Agreement.

1.2                               The appointment of KAC hereunder shall commence as of the IPO Closing (as defined in Section 3.3 below) and, subject to the provisions of termination hereinafter contained, will continue for a period of five years and thereafter shall automatically renew for annual periods, unless one party provides the other with written notice of non-renewal no less than 30 days prior to the end of the applicable term.

ARTICLE II:  OBLIGATION OF KAC

KAC shall be obliged to render the under noted services under the supervisions of the Board:

2.1                               Supervise the overall operations and the day to day management of affairs of Amira.

2.2                               Use best endeavors to promote sales of the products in the territory.

2.3                               Always work in the best interest of Amira.

2.4                               Represent Amira wherever required including but not limited to liasoning with the various government, trading organization and large trader in the world and in this purpose to travel at instance of Amira to all places including India.

2.5                               Formulate such internal regulations for Amira as may be required for its efficient functioning.

2.6                               Not make any false or misleading representations for and behalf of Amira, its products etc.

2.7                               Report/bring to the knowledge of Amira any material complaint or claim made by any external party in relation to the products, services or otherwise in relation to Amira.

2.8                               Not to do anything that might prejudice the good name and reputation of the products and/or Amira.

ARTICLE III:  REMUNERATION AND INSURANCE

3.1                               KAC shall receive a base salary (the “Base Salary”) payable in substantially equal installments in accordance with the Amira’ normal payroll practices and procedures in effect from time to time and subject to applicable withholdings and deductions.  KAC’s Base Salary shall be at the monthly rate of $36,000.  At its sole discretion, the Board may review and increase KAC’s Base Salary from time to time.

3.2                               During the term of his employment, KAC shall be eligible to receive a discretionary annual bonus (“Bonus”).  The payment and any amount of a Bonus shall be determined by the Board in its sole discretion, based on a variety of factors, including without limitation whether certain performance objectives for the fiscal year at issue (“Annual Performance Objectives”) are met.  The Annual Performance Objectives for each fiscal year shall be mutually agreed upon by the Parties in writing within 45 days after the start of such fiscal year, with the Annual Performance Objectives for the fiscal year in which this Agreement commences to be established within 45 days after the date on which the Parties enter into this Agreement.  If the Annual Performance Objectives for a given fiscal year are met, the target amount of the Bonus shall be $351,000.  Notwithstanding the foregoing, to be eligible for a Bonus, KAC must be employed by Amira on the date such Bonus is paid, which shall in no event be later than fifteen (15) days after the audited financial statements of the Amira for the applicable fiscal year become available.

3.3                               Upon the closing of the initial public offering of Amira’s ordinary shares pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended (the “IPO Closing”), Amira will grant to KAC an option to purchase the number of Amira’s ordinary shares (“Ordinary Shares”) that is equal to one percent (1%) of the fully diluted outstanding Ordinary Shares as of the date of the IPO Closing (the “Option”), with a per share exercise price equal to the initial public offering price of an Ordinary Share (a “Share”), under and subject to all of the terms of the applicable Amira securities and incentive plan and applicable share option agreement.  Subject to such terms, the Option will vest in 48 equal and consecutive monthly installments each on the monthly anniversary of the date of the IPO Closing, commencing on the first month anniversary of the date of the IPO Closing.

3.4                               KAC shall have the right to receive or participate in all employee benefit programs and perquisites established from time to time by the Amira on a basis that is no less favorable than such programs and perquisites are provided by Amira to Amira’s other senior executives and employees generally, subject to the eligibility requirements and other terms of such programs and perquisites, and subject to Amira’s right to amend, terminate or take other action with respect to any such programs and perquisites.

3.5                               KAC will be entitled to six (6) weeks of paid vacation per calendar year, as well as sick days and any other paid time off, all in accordance with then current Amira policy.

3.6                               KAC shall receive payment of or reimbursement for the conveyance, travel, business, entertainment or sales and business promotion expenses of KAC as and when incurred for the purpose of business.

3.7                               KAC shall be provided with a car and driver for the purposes of business of the company at all of its locations.

3.8                               Amira shall provide at its cost first class air tickets for travel by KAC and his family (comprising of his wife and two kids) to New Delhi twice a year for home leave not exceeding fifteen days at each visit.

3.9                               KAC shall be reimbursed for his annual living expenses up to $120,000.

3.10                        Amira shall maintain an adequate director’s and officers’ liability insurance with a reputed insurer, providing KAC insurance coverage for the duration of his tenure as Chairman of the Board and Chief Executive Officer of Amira.

3.11                        KAC shall be reimbursed for personal expenses incurred by him and his family in India including but not limited to credit card expenses, mobile bills etc.

ARTICLE IV:  TERMINATION

4.1                               KAC’s employment shall be immediately and automatically be terminated upon KAC’s death.

4.2                               The Board may terminate KAC’s employment due to a Disability by providing written notice of such termination and its effective date to KAC.  For the purposes of this Agreement, “Disability” shall mean KAC has been, with or without a reasonable accommodation, unable to perform the essential functions of the services contemplated hereunder due to a physical or mental injury, infirmity or incapacity for a period of 365 days, whether or not consecutive, during any twelve-month period.  Any dispute as to whether KAC is disabled shall be resolved by an independent physician, reasonably acceptable to KAC and the Board, whose determination shall be final and binding upon both KAC and Amira.  If the Board and KAC are unable to agree on the selection of such an independent physician, each shall appoint a physician and those two physicians shall select a third physician who shall make the determination of whether KAC has a Disability.

4.3                               KAC’s employment may be terminated immediately by KAC for Good Reason.  As used in this Agreement, “Good Reason” means (i) Amira’s breach of any material obligation imposed on it under this Agreement or (ii) changing KAC’s place of employment to more than 50 miles from his above-stated residence.

4.4                               KAC’s employment may be terminated other than for Good Reason at any time by KAC upon giving not less than 30 days written notice of termination to Amira. The said notice period shall commence from the postmarked date on the written notice deposited in the mail, registered with postage prepaid, addressed to the last known address of Amira.

4.5                               KAC’s employment may be terminated for Cause (as defined below) by Amira at any time with immediate effect and without prior recourse to any judicial authority.  As used in this Agreement, “Cause” means KAC’s (i) commission of any felony or misdemeanor (other than minor traffic violations or offenses of a comparable magnitude not involving dishonesty, fraud or breach of trust); or (ii) breach of any material obligation imposed upon him under this Agreement, provided, however, that, in the event of any such breach that is capable of being cured, Cause shall exist only if Amira provides written notice to KAC reasonably detailing such breach and KAC fails to cure such breach within thirty (30) days after delivery to KAC of such written notice.

ARTICLE V:  EFFECT OF TERMINATION

5.1                               In the event KAC’s employment with Amira terminates, KAC shall have no right to receive any compensation, benefits or any other payments or remuneration of any kind from Amira, except as otherwise provided by this Article V, in Section 11.1 below, in any separate written agreement between KAC and Amira or as may be required by law.  In the event KAC’s employment with Amira is terminated for any reason, KAC shall receive the following (collectively, the “Accrued Amounts”):  (i) his Base Salary through and including the effective date of his termination of employment (the “Termination Date”), which shall be paid on the first regularly scheduled pay date of Amira that is practicable following the Termination Date; (ii) any unpaid Bonus from the calendar year prior to that in which the Termination Date occurs, payable at the time the Bonus would otherwise have been paid had KAC continued employment; (iii) payment for accrued unused vacation pay, subject to Amira’s then current vacation policy, which shall be paid on the first regularly scheduled pay date of Amira that is practicable following the Termination Date; (iv) payment of any vested benefit due and owing under any employee benefit plan, policy or program, pursuant to the terms of such plan, policy or program; and (v) payment for unreimbursed business expenses subject to, and in accordance with, the terms of Section 3.6 above.

5.2                               In the event KAC’s employment is terminated by Amira pursuant to the provisions of this Section 5.2 (without Cause) or Section 1.2 above (by Notice of Non-Renewal), or by KAC pursuant to Section 4.3 above (Good Reason), in addition to the Accrued Amounts, KAC shall be entitled to receive severance benefits subject to and in accordance with the terms of this Section 5.2 (collectively, the “Severance Benefits”).  KAC’s employment may be terminated without Cause by Amira at any time with immediate effect and without prior recourse to any judicial authority.

5.2.1                     The Severance Benefits shall consist of the following:

(i)            A cash payment equal to the product of (1) KAC’s target Bonus amount for the fiscal year in which the Termination Date occurs (the “Final Year Target Bonus”), multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the beginning of that fiscal year until the Termination Date, and the denominator of which is 365 (“Pro Rata Bonus”), which payment will be made when the Bonus for such fiscal year would otherwise have been paid;

(ii)           A lump sum cash payment, to be made as soon as practicable (but not more than thirty days) following the effective date of the Separation Agreement (defined in Section 5.4 below), in an amount equal to the Severance Multiplier (as defined below) times the sum of (1) the highest annual rate of KAC’s Base Salary at any time during the 24 months preceding the Termination Date, and (2) KAC’s Final Year Target Bonus (or, if greater, the actual Bonus amount last awarded to KAC prior to the Termination Date);

(iii)          if, immediately before the Termination Date, KAC and/or his dependents participate in a health insurance plan provided by Amira, then, for the 24 months following the Termination Date (or, if sooner, until corresponding coverage is obtained under a successor employer’s plan), KAC and/or his dependents may continue to participate in such plan at the same benefit and contribution levels applicable to active senior executives of Amira, or, if such coverage is not permitted by the plan or by applicable law, Amira will provide to KAC a lump sum payment equal to the cost of such insurance coverage that would have been paid for by Amira at the then current rates had continuation of such coverage been permitted; and

(iv)          KAC will continue to receive for a period of 24 months after the Termination Date the employee benefit programs and perquisites that he received at any time during the 12 months prior to the Termination Date pursuant to Section 3.4 above, or, in lieu of any such benefit or perquisite that is not permitted to be continued by the applicable benefit plan or by applicable law, Amira will provide to KAC a lump sum payment equal to the cost of such benefit or perquisite that would have been provided by Amira at the then current rates therefor had continuation of such benefit or perquisite been able to be provided for 24 months.

5.2.2                     For the purposes of this Agreement, the “Severance Multiplier” shall be equal to:  (i) a faction, the numerator of which shall be the greater of (A) the number of days from and including the day after the Termination Date through and including the last day of the then current term of this Agreement (without regard to its earlier termination pursuant to Article IV above) or (B) 365 days, and the denominator of which shall be 365, or (ii) if the Termination Date occurs within two years after a Change in Control (as defined below) or if KAC’s employment is terminated by Amira within six months before a Change in Control at the request of the acquiring company or otherwise in contemplation of the Change in Control, the fraction as calculated to clause (i) of this Section 5.2.2, plus 1.  For the purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (i) any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than KAC and his affiliates, Amira, any employee benefit plan of Amira, or any entity owned directly or indirectly by the shareholders of Amira in substantially the same proportion as their ownership of ordinary shares of Amira, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of Amira (not including in the securities beneficially owned by such person any securities acquired directly from Amira or its affiliates) representing 40% or more of the combined voting power of Amira’s then outstanding voting securities; or (ii) there shall have been consummated a consolidation, merger or reorganization of Amira, unless (A) the shareholders of Amira immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation, merger or reorganization, (B) individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (C) no person beneficially owns more than 50% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (1) Amira or a subsidiary of Amira, (2) an employee benefit plan maintained by Amira, the surviving corporation or any subsidiary, or (3) the beneficial owner of 50% or more of the combined voting power of the outstanding voting securities of Amira immediately prior to such consolidation, merger or reorganization); or (iii) individuals who are directors or director nominees of Amira as of the effective date of this Agreement (the “Incumbent Board”) cease for any reason to constitute a majority of the Board, provided that any individual becoming a director subsequent to the effective date of this Agreement whose appointment or nomination for election by Amira’s shareholders, was approved by a vote of at least two-thirds of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or (iv) the shareholders of Amira approve the complete liquidation or dissolution of Amira, or a sale or other disposition of all or substantially all of the assets of Amira (other than to an entity described in clause (ii) above).

5.2.3                     Notwithstanding the foregoing, the aggregate amount described in Sections 5.2.1(i) and 5.2.1(ii) above shall be reduced by the present value of any other cash severance or termination benefits payable to KAC under any other plans, programs or arrangement of Amira.

5.3                               In the event KAC’s employment is terminated pursuant to Section 4.1 above (due to KAC’s death) or Section 4.2 above (due to KAC’s Disability), in addition to the Accrued Amounts, KAC shall be entitled to receive (i) a lump sum cash payment, to be made as soon as practicable (but not more than thirty days) following the effective date of the Separation Agreement, in an amount equal to the sum of (A) the Pro Rata Bonus for the fiscal year in which the Termination Date occurs and (B) an amount equal to six months of KAC’s Base Salary at the rate in effect immediately prior to the Termination Date, and (ii) the benefit provided for in Section 5.2.1(iii) above.

5.4                               Provision of the Severance Benefits or the benefits provided by Section 5.3 above are conditioned on (i) KAC’s continued compliance in all material respects with the terms of this Agreement that survive termination of KAC’s employment with Amira, and (ii) KAC (or his estate in the event of KAC’s death) signing and delivering to Amira a separation agreement and general release in a form that is acceptable to Amira, which shall be provided to KAC on or about the Termination Date (the “Separation Agreement”).

ARTICLE VI:  CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION

6.1                               Representations.  KAC represents and acknowledges that:  (i) among Amira’s most valuable and indispensable assets are its Confidential Information and its close relationships with its customers, suppliers, employees and independent contractors, which Amira has devoted and continues to devote a substantial amount of time, money and other resources to develop; (ii) in connection with KAC’s employment with Amira, KAC will be exposed to and acquire Amira’s Confidential Information and develop, at Amira’s expense, special and close relationships with Amira’s customers, suppliers, employees and independent contractors; (iii) Amira’s Confidential Information and close relationships with its customers, suppliers, employees and independent contractors must be protected; (iv) Amira is employing or continuing to employ KAC only because of the promises and acknowledgements that KAC makes in this Agreement; (v) to the extent required by law, the scope of the covenants in this Agreement are reasonable and do not impose a greater restraint on KAC than is necessary to protect Amira’s Confidential Information, close relationships with its customers, suppliers, employees and independent contractors and other legitimate business interests; (vi) specifically, Amira’s business is global in nature and, therefore, the geographic scope of the such covenants is likewise reasonably global; and (vii) KAC’s compliance with such covenants will not inhibit KAC from earning a living or from working in KAC’s chosen profession.

6.2                                 Confidential Information.  KAC agrees that both during KAC’s employment by Amira and at all times thereafter, KAC will not, except as required to discharge effectively and appropriately KAC’s duties to Amira or as may be required by law, directly or indirectly, use or disclose to any third person, without the prior written consent of Amira, any Confidential Information of Amira.  For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature regarding Amira or its business or properties that Amira has furnished or furnishes to KAC, whether before or after the date of this Agreement, or is or becomes available to KAC by virtue of KAC’s employment by Amira, whether tangible or intangible, and in whatever form or medium provided, as well as all information KAC generates that contains, reflects or is derived from such information that, in each case, has not been published or disclosed to, and is not otherwise known to, the public (or only known to the public, directly or indirectly, as a result of conduct by KAC that is not authorized by Amira).  The term, “Confidential Information” shall include, but not be limited to, customer lists, customer requirements and specifications, designs, financial data, sales figures, costs and pricing figures, marketing and other business plans, product development, marketing concepts, personnel matters, drawings, specifications, instructions, methods, processes, techniques, computer software or data of any sort developed or compiled by Amira, formulae or any other information relating to Amira’s services, products, sales, technology, research data, software and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof.  In the event that Amira is bound by a confidentiality agreement or understanding with a customer, vendor, supplier or other party regarding the confidential information of such customer, vendor, supplier or other party, which is more restrictive than specified above in this Section 6.2, and of which KAC has notice or is aware, KAC also agrees to adhere to the provisions of such other confidentiality agreement, which shall not be superseded by this Section 6.2.

6.3                                 No-Interference with Customers and Suppliers; Non-Competition.  KAC agrees that, during the Restricted Period (defined below), regardless of whether, or on what basis, KAC’s employment is terminated or any claim that KAC may have against Amira under this Agreement or otherwise, KAC shall not, without the prior written consent of Amira, directly or indirectly (defined below), actually or attempt to:

6.3.1                        solicit, induce, contact or persuade any Customer (defined below) to terminate, reduce or refrain from renewing or extending its contractual or other relationship with Amira in regard to the purchase of products or services developed, marketed or sold by Amira, or to become a customer of or enter into any contractual or other relationship with KAC or any other person or entity for products or services that are the same, similar or otherwise in competition with the products and services of Amira (collectively, “Competing Services”); and/or

6.3.2                        solicit, induce, contact or persuade any supplier of goods or services to Amira (“Supplier”) to terminate, reduce or refrain from renewing or extending its contractual or other relationship with Amira in regard to the supplying of goods or services to Amira; and/or

6.3.3                        offer or provide to any Customer any Competing Services; and/or

6.3.4                        engage in the business of providing Competing Services.

6.4                                 No Interference with Employees.  KAC agrees that, during the Restricted Period, regardless of whether, or on what basis, KAC’s employment is terminated or any claim that KAC may have against Amira under this Agreement or otherwise, KAC shall not, without the prior written consent of Amira, directly or indirectly, actually or attempt to:  (i) solicit, induce or entice any employee, consultant or independent contractor of Amira to terminate, reduce or refrain from renewing or extending such person’s or entity’s business or employment relationship with Amira; (ii) solicit, induce or entice any employee of Amira to engage in Competing Services; (iii) employ or otherwise engage as an employee, independent contractor or consultant (a) any employee of Amira or (b) any person who was employed by Amira within the prior twelve-month period; or (iv) otherwise interfere with the relationship between Amira and any employee, consultant or independent contractor of Amira.

6.5                                 Notice to Subsequent Employers.  Upon commencing any new employment or independent contractor relationship during the Restricted Period, KAC shall expressly advise each new employer and each person or entity for whom KAC has agreed to serve as an independent contractor of KAC’s continuing obligations to Amira under this Agreement and, in particular, this Article VI.

6.6                                 Remedies.  KAC understands and acknowledges that a breach of the provisions of this Agreement would injure Amira irreparably in a way which could not be adequately compensated for by an award of monetary damages.  KAC therefore consents to the issuance to Amira of a preliminary and/or permanent injunction, without the posting of a bond, to restrain any such breach or threatened breach.  Additionally, in the event KAC breaches or threatens to breach any of the covenants, promises or obligations contained in this Agreement, Amira shall be entitled to recover without limitation from KAC all costs and fees (including reasonable attorneys’ fees) incurred by Amira in connection with enforcing this Agreement.  Nothing herein shall be construed, however, as prohibiting Amira from pursuing any other available remedies for such breach or threatened breach.

6.7                                 Definitions.  For the purposes of this Article VI only, references to Amira shall refer not only to Amira, but also to its parent, subsidiary and affiliated companies.  For the purposes of this Article VI, the “Restricted Period” shall mean the period of KAC’s employment with Amira and for a period of two (2) years thereafter, except that the such period shall be extended for any period therein during which KAC was in violation of any provision of this Article VI.  For purposes of this Article VI, “Customer” shall mean any company or individual:  (i) who contacted KAC, whom KAC contacted or served, or for whom KAC supervised contact or service regarding the actual or potential purchase of Amira products or services during the period of KAC’s employment by Amira; (ii) who purchased products or services from Amira during the period of KAC’s employment by Amira; and/or (iii) who the was an active prospect of Amira for the purchase of products or services from Amira during the period of KAC’s employment by Amira.  For the purpose of this Article VI, “directly or indirectly” shall include any activity, on behalf of Employee or on behalf of or in conjunction with any other person or entity, whether as an employee, agent, consultant, independent contractor, officer, director, principal, shareholder, equity holder, partner, member, joint venturer, lender, investor or otherwise, except that nothing in this Agreement shall prohibit any Employee from being a passive holder, for investment purposes only, of not more than one percent (1%) of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market.

ARTICLE VII:  AMIRA’S INTELLECTUAL PROPERTY RIGHTS

7.1                                 KAC acknowledges and agrees that all Intellectual Property (defined below) created, made or conceived by KAC (solely or jointly) during KAC’s employment by Amira that relates to the actual or anticipated businesses of Amira or results from or is suggested by any work performed by employees or independent contractors for or on behalf of Amira (“Amira Intellectual Property”) shall be deemed “work for hire” and shall be and remain the sole and exclusive property of Amira for any and all purposes and uses whatsoever as soon as KAC conceives or develops such Intellectual Property, and KAC hereby agrees that its assigns, executors, heirs, administrators or personal representatives shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom.  If for any reason such Amira Intellectual Property is not deemed to be “work-for-hire,” then KAC hereby irrevocably and unconditionally assigns all rights, title, and interest in such Amira Intellectual Property to Amira and agrees that Amira is under no further obligation, monetary or otherwise, to KAC for such assignment.  KAC also hereby waives all claims to any moral rights or other special rights that KAC may have or may accrue in any Amira Intellectual Property.  As used in this Agreement, “Intellectual Property” shall mean and include any ideas, inventions (whether or not patentable), designs, improvements, discoveries, innovations, patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, works of authorship, copyrights, copyrightable works, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations and properties, Confidential Information and any other patents, inventions or works of creative authorship.

7.2                                 KAC agrees to assist Amira, and to take all reasonable steps, with securing patents, registering copyrights and trademarks, and obtaining any other forms of protection for the Intellectual Property.  In particular, at Amira’s expense (except as noted in clause (i) below), KAC shall forthwith upon request of Amira execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as Amira may reasonably request in order (i) to vest in Amira all of KAC’s right, title, and interest in and to such Intellectual Property, free and clear of liens, mortgages, security interests, pledges, charges, and encumbrances (“Liens”) (and KAC agrees to take such action, at its expense, as is necessary to remove all such Liens) and (ii), if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as Amira shall determine.  In the event that KAC is unable or unavailable or shall refuse to sign any lawful or necessary documents required in order for Amira to apply for and obtain any copyright or patent with respect to any work performed by KAC in the course of his employment with Amira (including applications or renewals, extensions, divisions or continuations), KAC hereby irrevocably designates and appoints Amira and its duly authorized officers and agents as KAC’s agents and attorneys-in-fact to act for and in KAC’s behalf, and in KAC’s place and stead, to execute and file any such applications or documents and to do all other lawfully permitted acts to further the prosecution and issuance of copyrights and patents with respect to such Intellectual Property with the same legal force and effect as if executed or undertaken by KAC.

7.3                                 KAC represents and warrants to Amira that all Intellectual Property KAC delivers to Amira shall be original and shall not infringe upon or violate any patent, copyright or proprietary right of any person or third party.

7.4                                 If KAC in the course of KAC’s employment for Amira incorporates into a Amira product Intellectual Property that KAC has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of KAC’s employment with Amira in which KAC has a property right (each, a “Prior Invention”), KAC hereby grants to Amira a perpetual, nonexclusive, royalty-free, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use and sell such Prior Invention.

7.5                                 For the purposes of this Article VII only, references to Amira shall refer not only to Amira, but also to its parent, subsidiary and affiliated companies.

ARTICLE VIII:  GOVERNING LAW

8.1                                 This Agreement shall in all respects be governed by the laws of and under jurisdiction of the courts at Dubai, UAE.

ARTICLE IX:  COMPLIANCE WITH LAWS

9.1                                 The parties hereto agree to conduct all activities under this Agreement in compliance of all applicable laws and regulations.

ARTICLE X:  ARBITRATION

10.1                           All disputes arising in connection with this Agreement which cannot be resolved amicably by the Parties within 30 (thirty) calendar days as of written notice of said dispute from one Party to the other, shall be finally settled through Arbitration under the Arbitration laws of Dubai, UAE by an arbitral tribunal comprising three arbitrators. Each Party shall appoint one arbitrator and the third arbitrator shall be appointed by the two arbitrators so appointed.

10.2                           The costs of the arbitration shall be borne by the respective Parties, or as determined by the arbitral tribunal.

10.3                           The place of the arbitration shall be Dubai, UAE and the language of the arbitration shall be English.

10.4                           The Parties retain the right of appeal to any court.

ARTICLE XI:  INDEMNITY

11.1                           Amira agrees to indemnify and keep indemnified KAC, from all losses, damages, and costs pursuant to its charter documents and its separate indemnification agreement with KAC, and as otherwise required by law.

IN WITNESS WHEREOF the Parties have set and subscribed their hands on this June           , 2012 in the presence of the following witnesses.

Signed, Sealed and delivered by the Within named Mr. Ritesh Suneja for and On behalf of Amira Nature Foods Ltd.	/s/ Ritesh Suneja

Signed and delivered by the Within named Karan A Chanana	/s/ Karan A. Chanana

WITNESSES:

1.	/s/ Mauau Dawar

2.	/s/ D. K. Rithaliya